Exhibit 8.1

LEWIS, RICE & FINGERSH, L.C.

TEL (314) 444-7600	ATTORNEYS AT LAW 500 N. BROADWAY, SUITE 2000 ST. LOUIS, MISSOURI 63102-2147 WWW.LRF.COM	FAX (314) 241-6056

February 7, 2007

AmericanWest Bancorporation

41 West Riverside Avenue, Suite 400

Spokane, Washington 99201

Re:	Agreement and Plan of Merger dated as of October 18, 2006 between AmericanWest Bancorporation (“AmericanWest”) and Far West Bancorporation (“Far West”)

We have acted as counsel to AmericanWest in connection with the preparation and execution of the Agreement and Plan of Merger (the “Agreement”), dated as of October 18, 2006, by and between AmericanWest and Far West. The Agreement provides for the merger of Far West with and into AmericanWest (the “Merger”). Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Agreement.

You have requested our opinion regarding the federal income tax matters described in the Registration Statement, as defined below, under the section “The Merger—Material United States Federal Income Tax Considerations of the Merger.”

In connection with the preparation of this opinion, we have examined originals or copies, certified or otherwise, of (i) the Agreement, (ii) the Registration Statement on Form S-4 (Registration No. 333-139311) filed with the Securities and Exchange Commission on December 13, 2006 with respect to the Agreement, together with all amendments thereto (the “Registration Statement”), and (iii) such other documents as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such later documents, the genuineness of all signatures and the correctness of all representations made therein. We have further assumed that there are no agreements or understandings contemplated therein other than those contained in the foregoing documents and that all of the foregoing documents are in full force and effect. In addition, in connection with the Merger, we have relied upon certain representations made by Far West and AmericanWest. Further, we have relied upon the accuracy and completeness of the statements and representations of fact (which statements and representations of fact we have neither investigated nor verified) contained, respectively, in the certificates of Far West and AmericanWest and have assumed that such certificates will be complete and accurate as of the Closing. We have further assumed that any certifications, representations or statements made, or to be made, “to the best knowledge of” or similarly qualified, are true and correct without such qualification. We have not and will not attempt to verify the accuracy of the certifications, assumptions or representations.

ST. LOUIS, MO • KANSAS CITY, MO • ST. LOUIS COUNTY, MO • WASHINGTON, MO • JEFFERSON CITY, MO • BELLEVILLE, IL • OVERLAND PARK, KS

LEWIS, RICE & FINGERSH, L.C.

February 7, 2007

Subject to the foregoing, and the assumptions, limitations and qualifications set forth in the Registration Statement, the discussion in the Registration Statement under the section “The Merger— Material United States Federal Income Tax Considerations of the Merger” constitutes our opinion as to the material United States federal income tax consequences of the Merger to holders of shares of Far West common stock who exchange their shares for either (i) shares of AmericanWest common stock, (ii) cash, or (iii) a combination of cash and AmericanWest common stock in the Merger as described in the Registration Statement, subject to the assumptions and limitations referenced in that discussion.

This opinion addresses only the matters described above, which are the only matters as to which you have requested our opinion. This opinion does not address any other federal, state, local or foreign tax consequences that may result from the transactions described in the Registration Statement. Although this opinion represents our best legal judgment, it has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues.

We hereby consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. Our opinion referenced herein is rendered as of the date hereof, and we undertake no obligation to update this letter or the discussion contained in the Registration Statement after the date hereof.

Very truly yours,

/s/ Lewis, Rice & Fingersh, L.C.

Lewis, Rice & Fingersh, L.C.